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                                                                                                         Exhibit 11.1
                              ALLTRISTA CORPORATION
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                    (Thousands of dollars except share data)




                                     Three month period ended     Six month period ended
                                      June 30,       July 2,      June 30,      July 2,
                                        1996           1995          1996         1995
                                     ----------     ---------     --------     -------
Primary Earnings Per Share
  Income from continuing operations   $ 5,904        $ 5,047      $ 8,994      $ 7,452
  Discontinued operation                 (267)           524            -          971
                                     ----------    ---------    ----------    ----------
    Net income                        $ 5,637        $ 5,571      $ 8,994      $ 8,423
                                     ==========    =========    ==========    ==========

Weighted average number of common
  shares outstanding (000s)             7,876          7,800        7,872        7,770
Additional shares assuming
  conversion of stock options             188            213          181          219
                                     ----------    ---------    ----------    ----------
Weighted average number of common
  and equivalent shares                 8,064          8,013        8,053        7,989
                                     ===========    =========    ==========    ==========

Primary earnings per common share:
  Income from continuing operations   $   .73        $   .63       $ 1.12       $  .93
  Discontinued operation                 (.03)           .06           -           .12
                                     -----------    ---------    ----------    ----------
     Net income                       $   .70        $   .69       $ 1.12       $ 1.05
                                     ===========    =========    ==========    ==========

Fully Diluted Earnings Per Share
  Income from continuing operations   $ 5,904        $ 5,047      $ 8,994      $ 7,452
  Discontinued operation                 (267)           524           -           971
                                     -----------    ---------    ----------    ----------
     Net income                       $ 5,637        $ 5,571      $ 8,994      $ 8,423
                                     ===========    =========    ==========    ==========

Weighted average number of common
  shares outstanding (000s)             7,876          7,800        7,872        7,770
Additional shares assuming
  conversion of stock options             202            222          214          242
                                     -----------    ---------    ----------    ----------
Weighted average number of common
  and equivalent shares                 8,078          8,022        8,086        8,012
                                     ===========    =========    ==========    ==========


Fully diluted earnings per common
  share:
    Continuing operations              $  .73         $  .63      $  1.11       $  .93
    Discontinued operation               (.03)           .06          -            .12
                                     -----------    ---------    ----------    ----------
      Net income                     $    .70         $  .69      $  1.11       $ 1.05
                                     ===========    =========    ==========    ==========


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